Exhibit 99.1

Securities and Exchange Commission 100 F Street, N.E. Washington, D.C. 20549 Attention: Kevin C. Rupert

March 23, 2011

Re:	MACC Private Equities Inc. (the “Company”)
File Number 814-00150

To the Commission:

The purpose of this letter is to provide a statement regarding the filing of the Company’s Amendment No. 1 to Form 12b-25.  Our firm was engaged as the Company’s new independent registered accounting firm on February 8, 2011.  As a result, there was not sufficient time for review of the Company’s Form 10-Q for the period ended December 31, 2010 (the “Company’s Form 10-Q”) to be filed on February 14, 2011.  Thereafter, our firm completed review of the Company’s Form 10-Q and the Company subsequently filed on February 22, 2011.

Sincerely,

/s/ BBD, LLP

BBD, LLP